UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2007

HARLEYSVILLE NATIONAL CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-15237	23-2210237
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

483 Main Street, Harleysville, Pennsylvania		19438
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-256-8851

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 19, 2007, Harleysville National Bank, a wholly owned banking subsidiary of Harleysville National Corporation, entered into a definitive agreement (the “Agreement”) to sell sixteen properties to American Realty Capital, LLC (“ARC”) in a sale-leaseback transaction. The properties are located throughout Berks, Bucks, Lehigh, Montgomery, Northampton, and Carbon counties. The total sale price is expected to be approximately $38.8 million. In the Agreement, the parties each make customary representations and warranties to each other. The finalization of the transaction is also contingent upon the completion of a 30 day due diligence period during which ARC shall have the right, at its sole risk and expense, to conduct an inspection and examination of the sixteen properties and all matters (including environmental and land use matters) relating to the properties. The buyer may terminate prior to the end of the due diligence period, either as to all properties, or as to less than all of the properties, but a termination as to less than all the properties may not reduce the aggregate purchase price below $30 million. In addition, the parties have agreed to use diligent efforts in good faith to finalize the forms of lease agreement for each of the properties no later than 10 days from the date of the Agreement. Under the leases, Harleysville National Bank will continue to utilize the properties in the normal course of business. Although the lease payments on each property will be determined at the signing of each lease, the agreement provides that the leases will be institution-quality, triple net leases with initial annual aggregate base rent of $3,003,838 with annual rent escalations equal to the lower of CPI-U (Consumer Price Index for all Urban Consumers) or 2.0 percent commencing in the second year of the lease term. As tenant, the Bank will be fully responsible for all costs associated with the operation, repair and maintenance of the properties during the lease terms. The agreement provides that each lease will have an initial term ranging from 5 – 15 years, commencing on the closing date for the Agreement, with options to renew on various terms for periods aggregating up to 45 years. The Agreement is expected to close on or before year-end 2007.

Item 7.01 Regulation FD Disclosure

On November 21, 2007, Harleysville National Corporation issued a press release announcing that Harleysville National Bank, its wholly owned banking subsidiary, entered into a definitive agreement to sell sixteen properties to American Realty Capital, LLC (“ARC”) in a sale-leaseback transaction.

Under the terms of the agreement, Harleysville National Bank will sell and simultaneously enter into long-term operating leases with ARC; Harleysville will retain control of the properties.  The bank anticipates no interruption of service to customers or direct impact on the staff of these offices located throughout Berks, Bucks, Lehigh, Montgomery, Northampton, and Carbon counties.  The Agreement is expected to close on or before year-end 2007.

The agreement provides that each lease will have an initial term ranging from five to fifteen years, commencing on the closing date for the Agreement, with options to renew on various terms for periods aggregating up to 45 years.

A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit 99.1: Press Release issued by Harleysville National Corporation dated November 21, 2007 titled “Harleysville National Bank Enters Into Sale-Leaseback Arrangement for Its Bank-Owned Locations.”

Pursuant  to  the  requirements  of  the  Securities  Exchange  Act of 1934, the Registrant  has  duly  caused  this  report  to  be  signed on its behalf  by the undersigned  hereunto  duly  authorized.

HARLEYSVILLE NATIONAL CORPORATION

Dated: November 21, 2007             /s/ George S. Rapp
George S. Rapp, EVP and Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1:  Press Release issued by Harleysville National Corporation dated November 21, 2007 titled “Harleysville National Bank enters into sale-leaseback arrangement for its bank-owned locations.”